                         AMENDED AND RESTATED AGREEMENT


         AGREEMENT, dated as of November 3, 1995 by and between Handy & Harman, a New York corporation (the "Company") and Frank E. Grzelecki (the "Executive").

         WHEREAS, the Company and the Executive entered into a Letter Agreement dated as of May 23, 1989, as amended (the "Agreement"), an Executive Agreement dated as of July 1, 1989, as amended (the "Executive Agreement") and an Amended Agreement dated as of September 22, 1994 (the Amended Agreement"); and

         WHEREAS, the Amended Agreement provides that when the Executive's employment with the Company ends, whether the basis for such action being instituted on the part of the Company or the Executive, the Executive shall become entitled to the payment of severance benefits for one year in an amount equal to the Executive's annual salary at the date of termination (the "Severance Payment"); to full employee benefits coverage for one year (the "Severance Benefits"); to continued medical benefits for himself and his spouse until eligibility for Medicare (the "Medical Benefit"); and to certain retirement benefits as indicated in an Agreement dated May 12, 1992; and

         WHEREAS, the Company considers its relationship with the Executive a vital element in protecting and enhancing the best interests of the Company and wishes to benefit from the Executive's substantial knowledge and experience by extending its relationship with the Executive, and the Executive desires to continue such relationship with the Company.

                  NOW, THEREFORE, in consideration of the foregoing, the Company and the Executive agree as follows:

                  1. The Company and the Executive agree that this document, being entered into this day, shall replace both the Agreement and the Amended Agreement upon its execution and which shall provide for the payment of an amount equal to the Severance Payment, such payment to be made in installments over a five-year period. Notwithstanding any provision to the contrary herein, the Executive (or his beneficiary) may, upon written notice to the Company, call for the acceleration of the Severance Payment. Upon such written notice, the Company shall pay to the Executive (or his beneficiary) a lump sum amount equal to the remaining balance of the Severance Payment; and

                  (i) In the case of the death of the Executive during the five-year period, the remainder of the Severance Payment shall be paid to his beneficiary; and


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



                  (ii) The Executive shall remain entitled to the Supplemental Retirement Benefits as provided by amendment to the Agreement, dated as of May 12, 1992, subject to the terms and conditions provided in such amendment and in the Agreement, which provisions are incorporated by reference in this Agreement as attached hereto as Exhibit A (a Certified Copy of the Resolutions of the Board of Directors of Handy & Harman dated May 12, 1992) to this Agreement; and

                  (iii) From and after the date of the Executive's termination of employment, the Company shall provide the Medical Benefit, without cost to the Executive and his spouse, over the lives of both the Executive and his spouse. Such Medical Benefit shall be provided on a basis no less favorable to the Executive and his spouse than the medical coverage provided to active senior executive officers of the Company as of the date of execution of this Agreement; any future improvements in medical benefits adopted by the Company for active senior executive officers will be deemed to be in effect for the Executive and his spouse pursuant to the Medical Benefit, without cost to the Executive or his spouse, on the date of effectiveness of such future improvements for active senior executive officers of the

         Company; and

                  (iv) The Company shall take all actions necessary and appropriate to cause all outstanding options to remain outstanding and continue to vest


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



         and become exercisable pursuant to the terms of the original grant, subject to the terms of the applicable stock option plan and the applicable stock option agreement. In addition, the Company shall extend the post exercise period for the Executive's options granted under the 1991 Long-Term Incentive Stock Option Plan to no less than one year from the effective [termination-retirement] date of the Executive or for the term of the Consulting Agreement, referenced in paragraph numbered 2 on page 4 of this Agreement, whichever period is longer, but not beyond the original term of such option.

                  (v) The Executive shall be entitled to appropriate office space and related expenses, off of the premises of the Company's headquarters in Rye, New York, along with appropriate secretarial services for the four-year period following severance of employment; which expenses shall not exceed $3,000 per month.

                  2. The Company and the Executive may enter into a Consulting Agreement (the "Consulting Agreement"), a copy of which is attached hereto as Exhibit B.

                  3. The obligations of the Company under this Agreement shall be binding upon any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company.



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



                  IN WITNESS WHEREOF, the Company and the Executive have caused this Amendment to be duly executed all as of November 3, 1995.

                                            HANDY & HARMAN


                                            By /s/ Paul E. Dixon
                                               -----------------------------
                                                   Paul E. Dixon



                                               /s/ Frank E. Grzelecki
                                               -----------------------------
                                                   Frank E. Grzelecki

                                                                     EXHIBIT A


                             SECRETARY'S CERTIFICATE


                  I, PAUL E. DIXON, being the duly elected and acting Secretary of Handy & Harman, a New York corporation (hereinafter the "Company") DO HEREBY CERTIFY that the attached is a true and complete copy of certain resolutions duly adopted by the Board of Directors of this Company at a meeting which was duly called and held on the 12th day of May 1992, and at which a quorum was present and acting throughout, AND I DO FURTHER CERTIFY that said resolutions have not been rescinded or amended and remain in full force and effect at the date hereof:

                  IN WITNESS WHEREOF I have hereunto affixed my signature and the seal of the Company this 3rd day of November 1995.


                                              /s/ Paul E. Dixon
                                             --------------------------------
                                                        Secretary

                    RESOLUTION APPROVED BY BOARD OF DIRECTORS
                                  May 12, 1992

                  RESOLVED, that the agreement dated May 23, 1989, between the Company and F. E. Grzelecki be amended by adding the following provisions thereto, subject to the advice of tax counsel with final provisions being mutually agreed to by both parties:

Supplemental Retirement Benefits: In addition to the benefits provided under the Handy & Harman Pension Plan, the Supplemental Executive Retirement Plan, and the Retiree benefits under the Handy & Harman Health Care Benefit Plan, the Company will provide the following Supplemental Retirement Benefits:

         1. Upon the completion of each year of service, the Company will purchase an annuity to provide a supplemental monthly pension in an amount equal to $1,000 times the number of years of service since July 1, 1991 provided, however, that the total may not exceed $6,000. These monthly payments shall begin July 1, 1997 or upon your separation from the Company as a full time employee, whichever comes last, and shall continue for your lifetime with the further provision that in the event of your death such monthly payments shall be made to your beneficiary until a total of 120 monthly payments have been made.

         2. The Company will continue to provide Medical Benefits equivalent to those received by other Officers of the Company until you become eligible for Medicare. This coverage will be available if you continue employment until July 1, 1992. Your monthly premium contribution will be the same as other Officers of the Company. It is important that you and your spouse enroll for Medicare Parts A and B as soon as you become eligible since at that time the benefit described above will cease and you will be eligible for the normal retiree benefits. These Retiree Benefits are integrated with Medicare and, therefore, the Plan benefits will only cover expenses which are not paid by Medicare. Your monthly cost after you become Medicare eligible will be the same as other Retirees.

                                                                      EXHIBIT B


                              CONSULTING AGREEMENT


                  CONSULTING AGREEMENT, dated as of ___________________ between Handy & Harman, a New York corporation (the "Company") and Frank E.
Grzelecki (the "Executive").

                  WHEREAS, the Company and the Executive desire to enter into a consulting upon the retirement of the Executive; and

                  WHEREAS, it is recognized that the Consulting Agreement would be to the benefit of the Company and the Executive.

                  NOW, THEREFORE, in consideration of the foregoing the following terms and conditions shall apply:

                  1. This Agreement will become effective the day following the retirement date of the Executive whose written notice of said date will be communicated to the Company to the attention of the Chairman or Secretary at 250 Park Avenue, New York, New York 10177.

                  2. In furtherance of this Agreement the Company agrees to provide a consulting fee equal to $30,000 (the "Annual Fee"), and expenses incurred with respect to this Agreement. The Annual Fee will be payable in monthly installments until such time that the Executive terminates his consultant status or accepts full-time employment elsewhere, and expenses will be reimbursed, in compliance with the Company's policies, to the Executive.

                  3. As part of this Agreement, the Executive agrees to provide services to the Company for two days each month for a total of 24 days each year. If the Executive consults or serves in a capacity other than as a Director of the Company for more than 24 days in any one-year period, then the payments for the additional days would be made on a pro rata basis for each year.

                  4. The Company and the Executive may terminate this Agreement on not less than thirty days written notice, if by the Company to the Executive, if by the Executive to the Company at 250 Park Avenue, New York, New York 10177 with attention to the Chairman or the Secretary.

                  5. The Executive shall enter into a noncompetition agreement substantially in the form of noncompetition agreements between the Company and other executive officers of the Company, which shall be negotiated by the parties in good faith and which shall provide that, among other things, (i) the Executive shall not enter into an employment or consulting arrangement with any other competing company; and (ii) the Executive shall maintain the confidentiality of proprietary information of the Company.

                  IN WITNESS WHEREOF, the Company and the Executive have caused this Amendment to be duly executed all as of _____________, 1994.

                                            HANDY & HARMAN


                                            By:_____________________________

                                            ________________________________
                                            Frank E. Grzelecki



                                        3